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Ciber, Inc.
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6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado 80111
May 31, 2016
To Our Shareholders:
As the Compensation Committee of the Board of Directors of Ciber, Inc., we are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals included in our 2016 Proxy Statement, which was filed with the Securities and Exchange Commission on April 29, 2016. In particular, we request your support on Proposal 2, the advisory approval of the compensation of our Named Executive Officers (“NEOs”).
We believe that the shareholder say-on-pay vote represents one of the most important forms of shareholder feedback, and we continually strive for a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs. In 2015 and 2016, we continued our extensive shareholder outreach program and we spoke with and received feedback from shareholders owning over 65% of our common stock outstanding at the time. As in prior years, the comments received were carefully considered and thoroughly reviewed by the Compensation Committee and our senior executives.
We take shareholder feedback seriously and based on recent discussions, we instituted a number of changes to our compensation program in the last year, including several key 2015 program changes described below.
Key 2015 Program Changes
✓ Lower Target Total Compensation Opportunities:  Target total compensation opportunities, on an annualized basis, for our NEOs was competitively positioned and more in‑line with “middle of the market” practices and levels. Annualized 2015 target total compensation amounts for our current NEOs was generally lower than 2014 levels.

✓ Introduction of Performance-based Restricted Stock Units (“PRSUs”):  PRSUs were weighted 30% of the overall Long Term Incentive (“LTI”) mix. The Compensation Committee intends to increase this percentage to at least 50% of the overall LTI mix over the next several years.

✓ PRSUs Emphasize Long-term Value Creation:  PRSU awards were granted with a three-year performance period, were structured to drive profitability (via an EBITA (as defined below) metric), and included a final award modifier based upon relative total shareholder return (“TSR”).

✓ Strong Emphasis on Long-term Incentives:  Our overall annual target pay mix for our senior executives was structured to ensure that LTI comprise at least 50% of the overall package.

✓ Cash Bonus Program to Focus More on Annual Performance and Payouts:  We modified the structure of goals and payments under our annual performance-based cash incentive plan so that payments were to be made after the end of the year based upon year-long goals (versus the prior years which had quarterly goals and payouts). In addition, the payout as a percentage of target for threshold performance was reduced under the 2015 program relative to that under the 2014 program, further aligning pay and performance.

✓ Compensation Committee Exercise of Negative Discretion:  Our key financial results as measured by global revenue and by net operating income before interest, taxes, amortization and restructuring ("EBITA") fell short of our challenging target goals for 2015. After carefully considering these financial results (which were above our threshold level goals), as well as other operational and strategic accomplishments made in 2015 and the current state of the business at the time the Compensation Committee considered annual incentive awards in 2016, the Compensation Committee determined that no annual incentive awards would be paid to our Chief Executive Officer and other NEOs under our 2015 annual performance-based cash incentive plan for 2015 performance.

In addition, the Board has taken active steps to refresh both the Board and its committees, and the Compensation Committee has been fully reconstituted since the 2015 Annual Meeting of Shareholders.
We believe that these changes demonstrate our ongoing commitment to a strong pay for performance philosophy and will help to retain and motivate our senior executives to successfully implement both our short-term and long-term business strategies, and strengthen the link between the compensation of our executives and the return to our shareholders. As in prior years, the Compensation Committee will continue to review the annual say-on-pay vote results, as well as feedback from our shareholders, and determine whether to make any future changes in light of the comments it receives and prevailing market practices.
Our Board of Directors has recommended that you vote “FOR” advisory approval of the compensation of our NEOs, and we hope this letter addresses any open questions by ISS as set forth in their report dated May 25, 2016.

As always, we encourage every shareholder to communicate directly with Ciber’s management and with the Board of Directors. We hope to receive your positive vote and we look forward to hearing from you.
Submitted on Behalf of the Compensation Committee of the Board of Directors of Ciber, Inc.
May 31, 2016